Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

American Battery Technology Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered		Proposed Maximum Aggregate Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee

Equity (2)	Common Stock, $0.01 par value per share	457(c)	2,724,377	(1)	$9.07	(1)	$24,710,100	(1)	$110.20 per million dollars	$2,723.05	(1)

Total Offering Amounts										$2,723.05

Total Fee Offsets										0.00

Net Fee Due										$2,723.05

(1)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices for our common stock reported for the registrant’s common stock on September 13, 2023. The shares offered hereunder may be sold by the selling stockholder from time to time in the open market, through privately negotiated transactions, or a combination of these methods at market prices prevailing at the time of sale or at negotiated prices.

(2)

Pursuant to Rule 416 under the Securities Act, the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.